                                                                    Exhibit 99.1

                            JAG Media Holdings, Inc.


For Immediate Release:

Contact:
Stephen J. Schoepfer, EVP & COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com

               JAG Media Holdings, Inc. Announces Letter of Intent
                    to Acquire Great Eastern Securities, Inc.

Boca Raton, FL, January 17, 2004 - JAG Media Holdings, Inc. (OTCBB: JGMHA) announced today that it has entered into a letter of intent to acquire Great Eastern Securities, Inc., a privately held New York corporation and broker/dealer based in Syosset, New York. Great Eastern offers a cost-efficient trading platform for brokers and traders, including direct access trading, with individually tailored commission rates.

Under the terms of the letter of intent the Company would purchase all of the issued and outstanding capital stock of Great Eastern for shares of the Company's common stock which, upon issuance, would represent 57% of the Company's outstanding shares of Class A Common Stock and Series 1 Class B Common Stock on a fully diluted basis. The Great Eastern shareholders have agreed to a one-year lock-up for 95% of the Company's shares that they receive in the transaction.

"We are very excited about this proposed transaction with Great Eastern Securities, Inc.", said Gary Valinoti, President & Chief Executive Officer of JAG Media. "On top of Great Eastern's revenue growth from $3.8 million in 2001 to $8.2 million in 2002 to a preliminary estimate of $9.3 million in 2003, there are tremendous synergies between Great Eastern's broker/dealer business and JAG Media's content which we believe will provide significant growth opportunities for both lines of business for the new company," continued Valinoti.

Jeffrey Ramson, CEO of Great Eastern Securities, said "We are very pleased by this opportunity. In addition to the services we currently offer our clients, we can now offer exclusive content from JAG Media, which will provide increased value to our clients and network of registered representatives. As a public company Great Eastern will have the opportunity to leverage our existing business and provide a platform for significant growth."

In conjunction with the transaction, the Company will reposition its JAG Notes consolidated research product as an institutional product, with professional traders and brokers as the target market. Once this change is implemented, the Company currently intends to cease offering JAG Notes at its current retail subscription rates. The Company also intends to use JAG Notes, along with other content, to increase the value of the trading platform and services Great Eastern offers to its traders and retails brokers.

Upon consummation of the transaction, the Company's current management team would resign from their positions as executive officers and directors of JAG Media Holdings but would continue to be involved in various capacities. Two members of the management team will continue as employees of our JAG Media LLC operating subsidiary and the third member of the management team would continue as a consultant to the new Company. The transaction with Great Eastern would trigger the change-in-control provisions in the existing employment agreements of the Company's current management team, resulting in the issuance of new options to acquire shares of the Company's stock and severance payments to such individuals.

The letter of intent summarized above will be filed with the SEC as an exhibit to a Current Report on Form 8-K.

Any shares of JAG Media Holdings, Inc. to be offered and sold as contemplated herein will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares of JAG Media Holdings, Inc. in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.

About Great Eastern Securities, Inc.

Great Eastern is a registered broker/dealer and member of NASD & SIPC. Great Eastern provides traders and retail brokers with a tailored trading platform which can be utilized at any of Great Eastern's branch offices or at each trader's or retail broker's own office. Great Eastern also maintains a segregated "institutional" department which handles hedge fund and other institutional order flow. Great Eastern's corporate offices are located in Syosset, NY and it also has branch/trading offices in New York, NY, Hauppauge, NY, Woodbridge, NJ, Las Vegas, NV, Draper, UT and Issaquah, WA. Great Eastern's website is located at www.getrader.com.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.


                                       ###